Exhibit 99.1

NEWS RELEASE

For immediate release

LyondellBasell Announces Plans for CFO Retirement and Successor Appointment

HOUSTON and LONDON, Nov. 22, 2024 – LyondellBasell (NYSE: LYB) today announced that effective March 1, 2025, Michael McMurray will retire as executive vice president and chief financial officer and will be succeeded by Agustin Izquierdo, currently the company’s senior vice president, Olefins & Polyolefins Americas & Refining. Until he assumes the role of chief financial officer, Izquierdo will continue to serve in his current role.

"We are grateful for Michael McMurray's significant contributions to LyondellBasell over the past five years,” said LyondellBasell Chief Executive Officer Peter Vanacker. "Michael's strategic leadership has been instrumental in building and leading the company’s strategy and financial performance. He transformed the finance function, bringing in highly-talented individuals with strong business focus, while driving shareholder returns and navigating a dynamic and challenging market environment. I want to thank him for his partnership, engagement, and devotion to LYB, and I appreciate his help through the long-term succession planning process. We are pleased that top talent within our organization is stepping into the role of chief financial officer. Agustin's extensive business and financial experience and proven leadership will be vital as we continue delivering value to our shareholders,” said Vanacker.

Prior to joining LyondellBasell in November 2022 as vice president, Strategy & Finance, Intermediates & Derivatives, Izquierdo served in roles with increasing responsibility at BASF from 2009 to 2022, including general manager; business director; and vice president, Planning, Finance and Digital. Prior to BASF, Izquierdo served in Morgan Stanley’s Investment Banking Division for nearly a decade.

“I’m excited for this opportunity to transition to the role of chief financial officer and work with our talented team to drive performance. Since joining LYB in 2022, the company has continued to progress our strategy, and I’m ready to build on Michael’s achievements and our strong financial foundation to drive our strategic initiatives,” said Izquierdo.

“It has been a privilege to be the CFO of LYB,” commented McMurray. “I’m deeply thankful to my colleagues and the Board for their support over the years in tackling complex opportunities and challenges, while driving LYB’s financial strength. I’m confident the company is positioned for continued success.”

ABOUT LYONDELLBASELL

We are LyondellBasell (NYSE: LYB) – a leader in the global chemical industry creating solutions for everyday sustainable living. Through advanced technology and focused investments, we are enabling a circular and low carbon economy. Across all we do, we aim to unlock value for our customers, investors and society. As one of the world's largest producers of polymers and a leader in polyolefin technologies, we develop, manufacture and market high-quality and innovative products for applications ranging from sustainable transportation and food safety to clean water and quality healthcare. For more information, please visit www.LyondellBasell.com or follow @LyondellBasell on LinkedIn.

Media Contact: Monica Silva +1 713-309-7575
Investor Contact: David Kinney +1 713-309-7141